Marsh & McLennan Companies, Inc. and Subsidiaries                     Exhibit 12
Ratio of Earnings to Fixed Charges
(In millions, except ratios)

                                                                 Years Ended December 31,
                                                     -----------------------------------------------
                                                      2002      2001      2000     1999(1)     1998
                                                     -----------------------------------------------
Earnings

Income before income taxes and minority interest*    $2,133    $1,590    $1,955    $1,255     $1,305

Interest expense                                        160       196       247       233        140

Portion of rents representative of
the interest factor                                     135       122       121       104         88

Amortization of capitalized interest                     --        --        --         1          1
                                                     -----------------------------------------------

                                                     $2,428    $1,908    $2,323    $1,593     $1,534
                                                     ===============================================


Fixed Charges

Interest expense                                     $  160    $  196    $  247    $  233     $  140

Portion of rents representative of
the interest factor                                     135       122       121       104         88
                                                     -----------------------------------------------

                                                     $  295    $  318    $  368    $  337     $  228
                                                     ===============================================

Ratio of Earnings to Fixed Charges                      8.2       6.0       6.3       4.7        6.7

* Minority interest has been reclassified in the prior years (1998-1999) to conform to the current year presentation.

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.